Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. REPORTS RECORD OPERATING RESULTS FOR 2006;
MANAGEMENT AFFIRMS 2007 GUIDANCE;
BOARD APPOINTS DONALD P. FUSILLI, JR. AS A DIRECTOR
HOUSTON, TX — March 15, 2007 — Sterling Construction Company, Inc. (Nasdaq GS: STRL) (“Sterling” or “the Company”) today announced results for the year ended December 31, 2006. Patrick Manning, Sterling’s Chief Executive Officer, said, “In addition to achieving record revenues and income in fiscal 2006, the year was notable for several other accomplishments that we believe have positioned the Company for continued growth, including:
•	the completion of our public offering in January 2006, which raised $27.6 million, significantly strengthening the balance sheet and expanding our bonding capacity;

•	a further increase in our contract backlog;

•	the significant growth of our construction fleet and work crews;

•	the successful sale of our distribution subsidiary, allowing management to focus on the core construction business.”
Continuing Operations (Construction), Year Ended December 31, 2006 Compared to 2005
•	Construction revenues rose 14% to a record $249.3 million, from $219.4 million;

•	Gross profits increased by 20% to $28.5 million, from $23.8 million in 2005, reflecting the higher revenues and an improvement in gross margins to 11.4% from 10.8%;

•	Operating income rose 23% to $18.0 million, from $14.7 million in 2005, reflecting an increase in operating margin to 7.2% from 6.7%;

•	Pre-tax income increased 44% to $19.2 million, from $13.3 million in 2005;

•	Net income from continuing operations increased 20% to a record $12.6 million, from $10.5 million in the prior year when there was a fourth quarter tax benefit of $1.7 million;

•	Diluted earnings per share were $1.08 compared with $1.11, due to the increase in net income being offset by the 23% increase in the weighted average number of diluted shares outstanding, resulting principally from the Company’s January 2006 stock offering.
Continuing Operations (Construction), Fourth Quarter 2006 Compared to Fourth Quarter 2005
•	Construction revenues rose 4% to $64.1 million, from $61.6 million;

•	Gross profits declined to $6.7 million, from $7.5 million in the fourth quarter of 2005, reflecting gross margins of 10.4% compared with 12.2% in 2005;

•	Operating income was $4.1 million compared with $5.2 million in 2005;

•	Pre-tax income was $4.5 million compared with $5.0 million in the prior year;

•	Net income from continuing operations was $2.9 million compared with $5.1 million in the prior year. The fourth quarter of 2005 reflected a tax benefit of $1.7 million resulting principally from the Company’s review of the valuation reserve related to its deferred tax asset;

•	Diluted earnings per share were $0.24 compared with $0.53 last year, reflecting the increase in the weighted average number of diluted shares outstanding in 2006, and the tax benefit in the prior year’s results.
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Sterling Construction News Release	Page 2
March 15, 2007
Consolidated Results — Year Ended December 31, 2006 Compared to 2005
Consolidated net income for 2006 was $13.3 million ($1.14 per diluted share), compared with $11.1 million ($1.16 per diluted share) in 2005. The consolidated results include net income from discontinued operations of $0.7 million ($0.06 per diluted share) in 2006, compared with $0.6 million ($0.05 per diluted share) in the prior year. Discontinued operations reflect the results of the Company’s distribution business, Steel City Products, LLC, and the gain on sale of that business, which was sold in October 2006.
At year-end, stockholders’ equity was $91.0 million compared with the prior year’s level of $48.6 million, reflecting the record profits in 2006 and the proceeds from the January 2006 offering.
Commenting on the results for 2006, Joseph Harper, Sterling’s President and Chief Operating Officer, noted that significant increases had been achieved in revenues, gross margins and operating margins, despite generally wetter weather in 2006 compared with 2005, and delays in the first three quarters of the year in starting certain contracts, due to factors outside the Company’s control. “For the first time,” Mr. Harper said, “the proportion of revenues attributable to state highway work exceeded that from municipal projects, reflecting strong growth in the highway market and a decrease in total municipal revenues. We achieved year-over-year gross margin improvements on both the state highway and municipal business. Also, in both years we achieved a number of contract incentive awards on the successful completion of contract milestones.” Mr. Harper continued, “The increase in revenues combined with improved gross margins enabled us to achieve operating margins of 7.2% compared with 6.7% in 2005.”
Outlook
CEO, Pat Manning confirmed the earlier announcement that the Company’s construction contract backlog at the end of 2006 was $395 million, reflecting an increase of 29% over year-end 2005, and that contracts booked in 2006 were a record $329 million. Since 2002, contract backlog has increased at a 32% compound annual growth rate and currently includes jobs that run well into 2009. “An increasing proportion of Sterling’s backlog is represented by state highway work, where we see opportunities for further expansion,” Manning said. “State highway contracts are generally larger and of longer duration than municipal water infrastructure contracts, and usually allow us to achieve greater revenue and gross profits from our equipment and work crews, although on average the gross margins on this work are slightly lower than on municipal projects.”
Mr. Manning also reaffirmed prior guidance for fiscal 2007 of:
•	Revenues between $285 million and $310 million;

•	Pre-tax income of $20.3 million to $22.8 million;

•	Net income of $13.4 million to $15.0 million; and,

•	Net income per diluted share between $1.13 and $1.26.
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Sterling Construction News Release	Page 3
March 15, 2007
Guidance for 2007 includes estimated contract incentive awards which management currently believes are likely to be achieved.
Conference Call
Sterling’s management will hold a conference call to discuss fourth quarter and year-end results and recent corporate developments at 10:00 am EDT/9:00 am CDT on March 15th. The call will be hosted by Pat Manning; Joe Harper and Maarten Hemsley will also participate in the call. Interested parties may participate in the call by dialing 706-679-0858. Please call in 10 minutes before the conference is scheduled to begin and ask for the Sterling Construction call.
To listen to a webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days. We suggest listeners use Microsoft Explorer as their web browser.
Appointment of Don Fusilli to the Board
Mr. Manning announced that Donald P. Fusilli, Jr. was appointed by the Board as an independent director on March 14. From May 1973 until September 2006, Mr. Fusilli served in a variety of capacities at Michael Baker Corporation, an American Stock Exchange listed company that provides a variety of professional engineering services spanning the complete life cycle of infrastructure and managed asset projects. He joined Michael Baker Corporation as an engineer and over the course of his career rose to president and chief executive officer in April 2001. Since September 2006 Mr. Fusilli has been an independent consultant providing strategic planning, marketing development and operations management services. Mr. Fusilli is a director of RTI International Metals, Inc., an NYSE-listed company that is a leading U.S. producer of titanium mill products and fabricated metal components. He holds a Civil Engineering degree from Villanova University, a Juris Doctor degree from Duquesne University School of Law and attended the Advanced Management Program at the Harvard Business School.
Annual Stockholders’ Meeting
The Company announced that its annual meeting of stockholders will be held at its corporate offices in Houston on May 7, 2007, starting at 11:30 a.m. CDT. The record date for voting at the annual meeting has been established as March 9, 2007.
To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, stockholders and prospective stockholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5% because such an accumulation could, under current tax laws, adversely affect the utilization of tax loss carryforwards.
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
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Sterling Construction News Release	Page 4
March 15, 2007
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.
(See Accompanying Tables)

Sterling Construction News Release	Page 5
March 15, 2007
Sterling Construction Company, Inc.
Consolidated Statements of Operations
($ thousands, except share and per share data)

	Fourth quarter ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues	$64,115	$61,635	$249,348	$219,439
Cost of revenues	57,442	54,143	220,801	195,683

Gross profit	6,673	7,492	28,547	23,756
General and administrative expenses, net	2,621	2,320	10,549	9,091
Net interest (income)/expense	(403)	138	(1,206)	1,336

Income from continuing operations before income taxes	4,455	5,034	19,204	13,329
Income tax expense/(benefit)	1,540	(32)	6,566	2,788

Net income from continuing operations	2,915	5,066	12,638	10,541
Income from discontinued operations gain on sale and income taxes	238	26	682	559

Net income	$3,153	$5,092	$13,320	$11,100

Basic net income per share:
From continuing operations	$0.26	$0.65	$1.19	$1.36
From discontinued operations	$0.01	$0.00	$0.06	$0.07
Total basic net income per share	$0.27	$0.65	$1.25	$1.43
Weighted average shares outstanding, basic	10,828,773	8,161,364	10,582,730	7,775,476

Diluted net income per share:
From continuing operations	$0.24	$0.53	$1.08	$1.11
From discontinued operations	$0.01	$0.00	$0.06	$0.05
Total diluted net income per share	$0.25	$0.53	$1.14	$1.16
Weighted average shares outstanding, diluted	11,788,913	9,728,275	11,714,310	9,537,923

Sterling Construction News Release	Page 6
March 15, 2007
Sterling Construction Company, Inc.
Consolidated Balance Sheet Summary
($ thousands)

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$28,466	$22,267
Short-term investments	26,169	—
Other current assets	52,773	51,360

Total current assets	107,408	73,627
Property and equipment, net	46,617	27,271
Other long term assets	13,747	17,557

Total assets	$167,772	$118,455

Total current liabilities	$44,534	$55,273
Long-term obligations, net of current portion	32,247	14,570
Stockholders’ equity	90,991	48,612

Total liabilities and stockholders’ equity	$167,772	$118,455

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, 281-821-9091	www.theequitygroup.com
www.sterlingconstructionco.com